UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

NAM TAI PROPERTY INC.

(Exact name of registrant as specified in its charter)

British Virgin Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Namtai Industrial Estate

No. 2 Namtai Road, Gushu Community, Xixiang Township

Baoan District, Shenzhen City, Guangdong Province

People’s Republic of China

(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Stock Purchase Rights	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:
(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None.

(Title of class)

Item 1. Description of Registrant’s Securities to be Registered.

On December 13, 2021, the Board of Directors of Nam Tai Property Inc., a company incorporated under the laws of the British Virgin Islands (the “Company”), declared one right (a “Right”) with respect to each share of the Company held of record at the close of business on December 23, 2021 (the “Record Time”), or issued thereafter and prior to the Separation Time (as defined in the Rights Agreement referred to below) and thereafter pursuant to options and convertible securities issued at the Separation Time. The Rights will be issuable upon the certification by The New York Stock Exchange to the Securities and Exchange Commission that the Rights have been approved for listing and registration. The Rights will be issued pursuant to a Rights Agreement, dated as of December 13, 2021 (the “Rights Agreement”), between the Company and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”).

The Rights Agreement (which includes as Exhibit A the forms of Rights Certificate and Election to Exercise) is attached hereto as an exhibit and is hereby incorporated herein by reference. The description of the Rights is incorporated by reference herein to the Company’s Current Report on Form 6-K, dated December 14, 2021 and is qualified in its entirety by reference to the Rights Agreement and such exhibits thereto.

Item 2. Exhibits.

Exhibit No.	Description

(1)	Rights Agreement between the Company and Rights Agent (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 6-K, filed on December 14, 2021).

(2)	Forms of Rights Certificate and of Election to Exercise, included in Exhibit A to the Rights Agreement (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 6-K, filed on December 14, 2021).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

NAM TAI PROPERTY INC.

By	/s/ Steven Parker
Name: Steven Parker
Title: Interim Chief Financial Officer and Authorized Signatory

Date: December 14, 2021

EXHIBIT INDEX

Exhibit No.	Description

(1)	Rights Agreement, dated as of December 13, 2021 (the “Rights Agreement”), between Nam Tai Property Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 6-K, filed on December 14, 2021).

(2)	Forms of Rights Certificate and of Election to Exercise, included in Exhibit A to the Rights Agreement (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 6-K, filed on December 14, 2021).